For Immediate Release

Contact:    Roger S. Deacon, CFO
       (215) 775-1435

Fox Chase Bancorp, Inc. Plan Announces Completion
of Second-Step Conversion and $87.1 Million Offering

June 29, 2010, Hatboro, PA– Fox Chase Bancorp, Inc. (Nasdaq: FXCB), holding company for Fox Chase Bank, announced that it had completed the conversion of Fox Chase Bank from the mutual holding company form of organization to the stock form of organization and the concurrent public stock offering.

As a result of the conversion and offering, Fox Chase Bancorp, Inc., (“New Fox Chase Bancorp”), a newly formed Maryland corporation, became the holding company for Fox Chase Bank, and Fox Chase MHC and existing Fox Chase Bancorp, Inc., a federal corporation ( “Old Fox Chase Bancorp”), ceased to exist.  As part of the conversion, each existing share of Old Fox Chase Bancorp common stock (other than those owned by Fox Chase MHC) have been converted into the right to receive 1.0692 of a share of New Fox Chase Bancorp common stock and will no longer trade on the Nasdaq Global Market.  Shares of New Fox Chase Bancorp common stock will begin trading on June 29, 2010 on the Nasdaq Global Market under the trading symbol FXCBD for a period of 20 trading days.  Thereafter, the trading symbol will be FXCB.

A total of 8,712,500 shares of common stock was sold in the subscription, community and syndicated community offerings at $10.00 per share, including 348,500 shares purchased by the Fox Chase Bank Employee Stock Ownership Plan.  Approximately 5,837,909 additional shares will be issued in exchange for shares of Old Fox Chase Bancorp.  Cash will be paid in lieu of fractional shares in the exchange, based on the offering price of $10.00 per share.  Total shares outstanding after the stock offering and the exchange are approximately 14,550,409 shares.

Stock certificates for shares purchased in the subscription offering and community offering are expected to be mailed to subscribers on or about June 29, 2010.  Stockholders of Old Fox Chase Bancorp holding shares in street name or in book-entry form will receive shares of New Fox Chase Bancorp within their accounts.  Stockholders of Old Fox Chase Bancorp holding shares in certificated form will be mailed a letter of transmittal on or about July 6, 2010 and will receive their shares of New Fox Chase Bancorp common stock in book-entry form through New Fox Chase Bancorp’s Direct Registration System and cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to New Fox Chase Bancorp’s transfer agent.

Stifel, Nicolaus & Company, Incorporated acted as financial advisor to Fox Chase Bancorp and sole book-running manager of the syndicated community offering.  Janney Montgomery Scott LLC and Sterne, Agee & Leach, Inc. acted as co-managers for the syndicated community offering.  Kilpatrick Stockton LLP acted as legal counsel to Fox Chase Bancorp.

Fox Chase Bancorp, Inc. is the holding company for Fox Chase Bank, a federal savings bank headquartered in Hatboro, Pennsylvania.  Fox Chase Bank operates eleven full-service banking offices in Bucks, Chester, Delaware, Philadelphia and Montgomery Counties in Pennsylvania and Atlantic and Cape May counties in New Jersey.

This press release contains certain forward-looking statements about the conversion and offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Fox Chase Bancorp and Fox Chase Bank are engaged.